EXHIBIT 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-212194) pertaining to the Matson, Inc. 2016 Incentive Compensation Plan,
(2)

Registration Statement (Form S-8 No. 333-184623) pertaining to the Matson, Inc. 2007 Incentive Compensation Plan (Conformed to reflect the June 29, 2012 separation of Alexander & Baldwin, Inc. from Matson, Inc. (formerly known as Alexander & Baldwin Holdings, Inc.)),

(3)

Registration Statement (Form S-8 No. 333-121194) pertaining to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan and Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan, as amended by Post-Effective Amendment No.1 filed on April 26, 2007 and as further amended by Post-Effective Amendment No. 2 filed on June 7, 2012,

(4)

Registration Statement (Form S-8 No. 333-166539) pertaining to the Alexander & Baldwin, Inc. Amended and Restated 2007 Incentive Compensation Plan, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012,

(5)	Registration Statement (Form S-8 No. 333-142384) pertaining to the Alexander & Baldwin, Inc. 2007 Incentive Compensation Plan, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012, and
(6)

Registration Statement (Form S-8 No. 333-69197) pertaining to the Alexander & Baldwin, Inc. 1998 Stock Option/Stock Incentive Plan and Alexander & Baldwin, Inc. 1998 Non-Employee Director Stock Option Plan, as amended by Post-Effective Amendment No. 1 filed on June 7, 2012;

of our report dated April 5, 2019, with respect to the consolidated financial statements of SSA Terminals, LLC for the year ended January 25, 2019 included in the Annual Report (Form 10-K/A) of Matson, Inc. for the year ended December 31, 2018.

/s/ Ernst & Young LLP

Seattle, Washington

April 5, 2019